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Filed Pursuant to Rule 424(b)(3)
File No. 333-185111

CORPORATE PROPERTY ASSOCIATES 18 — GLOBAL INCORPORATED

Prospectus Supplement No. 1 Dated June 6, 2013
To Prospectus Dated May 7, 2013

        This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Corporate Property Associates 18 — Global Incorporated, dated May 7, 2013 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Corporate Property Associates 18 — Global Incorporated upon request.

INDEX TO THIS SUPPLEMENT

Suitability Standards	S-1
Prior Programs	S-1

SUITABILITY STANDARDS

The paragraph regarding the New York and North Carolina special suitability standards, as set forth in the "Suitability Standards" section on page 2 of our prospectus, is deleted in its entirety and replaced with the following:

New York imposes a higher minimum investment requirement than we require. In New York, individuals must invest at least $2,500 (not applicable to IRAs).

PRIOR PROGRAMS

The paragraph and table in the "Prior Programs — Information about Completed and Currently Operating CPA® Programs and CWI — Distribution Coverage" section beginning on page 83 of our prospectus is superseded in its entirety by the following:

Distribution Coverage

        The following chart summarizes information regarding the total distributions paid to common stockholders by the CPA® Programs and CWI and the percentage of these distributions that was covered by the net cash provided by operating activities as calculated in accordance with GAAP for the 10-year period from January 1, 2003 through December 31, 2012.

Percentage of Total Distributions Paid to Common Stockholders Covered by GAAP Cash Flow from Operating Activities

(Dollars in thousands)	Total Distributions Paid(1)	GAAP Cash Flow Provided by (Used In) Operating Activities(2)	% Coverage
2012
CPA®:17 — Global	$147,649	$157,275	107%
CPA®:16 — Global	134,649	190,939	142%
CPA®:15(3)	47,921	76,476	160%
CWI	3,110	(5,850)	0%

(Dollars in thousands)	Total Distributions Paid(1)	GAAP Cash Flow Provided by (Used In) Operating Activities(2)	% Coverage
2011
CPA®:17 — Global	$102,503	$101,515	99%
CPA®:16 — Global	103,880	156,927	151%
CPA®:15	94,272	163,566	174%
CPA®:14(4)	N/A	N/A	N/A
CWI	606	(1091)	0%
2010
CPA®:17 — Global	$60,937	$69,518	114%
CPA®:16 — Global	82,013	121,390	148%
CPA®:15	91,743	168,725	184%
CPA®:14	69,155	109,288	158%
CWI(5)	0	(62)	0%
2009
CPA®:17 — Global	$27,193	$35,348	130%
CPA®:16 — Global	80,778	116,625	144%
CPA®:15	88,939	164,475	185%
CPA®:14	68,832	87,900	128%
2008
CPA®:17 — Global	$5,196	$4,443	86%
CPA®:16 — Global	79,011	117,435	149%
CPA®:15	98,153	180,789	184%
CPA®:14	68,851	110,697	161%
2007
CPA®:17 — Global(6)	$0	$(17)	0%
CPA®:16 — Global	72,551	120,985	167%
CPA®:15	85,327	162,985	191%
CPA®:14	68,323	89,730	131%
2006
CPA®:16 — Global	$41,227	$52,255	127%
CPA®:15	82,850	144,818	175%
CPA®:14	83,633	102,232	122%
CPA®:12(7)	19,265	27,364	142%
2005
CPA®:16 — Global	$28,939	$40,338	139%
CPA®:15	80,475	124,049	154%
CPA®:14	51,905	70,895	137%
CPA®:12	25,431	44,285	174%
2004
CPA®:16 — Global	$5,918	$7,584	128%
CPA®:15	67,797	90,721	134%
CPA®:14	50,973	70,590	138%
CPA®:12	25,173	27,529	109%
CIP®(8)	12,093	17,306	143%

(Dollars in thousands)	Total Distributions Paid(1)	GAAP Cash Flow Provided by (Used In) Operating Activities(2)	% Coverage
2003
CPA®:16 — Global(9)	$0	$(30)	0%
CPA®:15	40,498	55,536	137%
CPA®:14	50,173	59,410	118%
CPA®:12	24,960	28,979	116%
CIP®	23,891	33,198	139%

Past performance is not a guarantee of future results.

(1)
Total distributions paid to common stockholders are on a cash basis and are derived from the statement of cash flows for each period. These amounts differ from distributions declared, which are on an accrual basis. For example, a distribution declared in the fourth quarter of a fiscal year is paid in the first quarter of the following year.

(2)
It should be noted that, in the GAAP statement of cash flows, distributions to and from non-controlling interests, such as our partners in consolidated joint ventures, are not classified within cash flows from operating activities, regardless of whether they relate to operating activities. The information in this table is provided for illustrative purposes only and should be evaluated in conjunction with the complete financial statements of the CPA® Programs and CWI. Additional information regarding operating performance of the CPA® Programs and CWI can be found in their respective filings with the SEC.

(3)
Represents the period from January 1, 2012 through June 30, 2012. On September 28, 2012, CPA®:15 merged into W. P. Carey. As a result of the merger, CPA®:15 did not file financial statements for the third quarter or thereafter.

(4)
On May 2, 2011, CPA®:14 merged into CPA®:16 — Global. As a result of the merger, CPA®:14 did not file financial statements for the first quarter of 2011 or thereafter.

(5)
Represents the period from CWI's commencement of operations through December 31, 2010.

(6)
Represents the period from CPA®:17 — Global's inception, February 20, 2007, through December 31, 2007.

(7)
Represents the period from January 1, 2006, through November 30, 2006. On December 1, 2006, CPA®:12 merged into CPA®:14. As a result of the merger, CPA®:12 did not file financial statements for the fourth quarter of 2006 or thereafter.

(8)
Represents the period from January 1, 2004, through August 30, 2004. On September 1, 2004, CIP® merged into CPA®:15. As a result of the merger, CIP® did not file financial statements for the third quarter of 2004 or thereafter.

(9)
Represents the period from CPA®:16 — Global's inception, June 5, 2003, through December 31, 2003. CPA®:16 — Global paid its first distribution in April 2004.

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  Filed Pursuant to Rule 424(b)(3) File No. 333-185111
CORPORATE PROPERTY ASSOCIATES 18 — GLOBAL INCORPORATED
Prospectus Supplement No. 1 Dated June 6, 2013 To Prospectus Dated May 7, 2013
INDEX TO THIS SUPPLEMENT
SUITABILITY STANDARDS
PRIOR PROGRAMS
Percentage of Total Distributions Paid to Common Stockholders Covered by GAAP Cash Flow from Operating Activities